Exhibit 99.1

Independent Auditor’s Report

To the Board of Managers of

Sabinal Energy Operating, LLC and Subsidiaries

The Woodlands, Texas

Opinion

We have audited the consolidated financial statements of Sabinal Energy Operating, LLC and Subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of operations, members’ capital, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued (or when applicable, one year after the date the financial statements are available to be issued).

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

The Board of Managers of

Sabinal Energy Operating, LLC and Subsidiaries

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

Supplementary Information

Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The unaudited supplemental disclosures in Note 13 are presented for purposes of additional analysis and is not a required part of the consolidated financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the consolidated financial statements as a whole.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

/s/ Weaver and Tidwell

Houston, Texas

March 6, 2025, except for subsequent events described in Note 12 and unaudited supplemental information described in Note 13, as to which the date is September 19, 2025

Sabinal Energy Operating, LLC and Subsidiaries

Consolidated Balance Sheets

December 31, 2024 and 2023

	2024	2023
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,782,361	$4,979,971
Accounts receivable	32,831,956	31,967,929
Prepaid expenses and other current assets	6,964,094	6,377,937
Derivative assets, current	4,678,021	2,960,574

Total current assets	47,256,432	46,286,411

OIL AND GAS PROPERTIES, SUCCESSFUL EFFORTS
Proved properties	983,549,963	927,936,440
Unproved properties	38,640,422	31,188,202

Total oil and gas properties	1,022,190,385	959,124,642

Less: accumulated depletion, depreciation, and amortization	327,952,519	277,952,519

Total oil and gas properties, net	694,237,866	681,172,123

LONG TERM ASSETS
Other property, plant, and equipment, net	2,270,312	3,138,805
Derivative assets, non current	7,517,108	11,916,120
Right-of-use assets	2,901,279	3,706,173
Deferred financing costs, net	3,825,482	5,408,440

Total long term assets	16,514,181	24,169,538

TOTAL ASSETS	$758,008,479	$751,628,072

LIABILITIES AND MEMBERS’ CAPITAL

CURRENT LIABILITIES
Accounts payable	$19,429,680	$19,098,981
Accounts payable - related parties	6,394,184	5,813,817
Revenue payable	11,618,250	11,048,044
Derivative liabilities, current	6,940,209	35,315,184
Lease liabilities, current	1,823,536	1,715,324
Accrued expenses	15,526,414	15,627,670
Asset retirement obligations, current	3,004,324	3,004,324

Total current liabilities	64,736,597	91,623,344

LONG-TERM LIABILITIES
Revolving credit facility	171,000,000	187,000,000
Asset retirement obligations, non current	94,032,618	89,990,453
Derivative liabilities, non current	3,250,309	11,395,733
Lease liabilities, non current	1,474,457	2,454,567

Total long-term liabilities	269,757,384	290,840,753

MEMBERS’ CAPITAL	423,514,498	369,163,975

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$758,008,479	$751,628,072

The Notes to Consolidated Financial Statements are an integral part of these statements.

Sabinal Energy Operating, LLC and Subsidiaries

Consolidated Statements of Operations

Years Ended December 31, 2024 and 2023

	2024	2023
REVENUE
Oil sales	$303,124,094	$314,937,390
Natural gas sales	368,010	1,293,351
Natural gas liquids sales	3,076,631	4,174,472

Total revenue	306,568,735	320,405,213

OPERATING EXPENSES
Lease operating expenses	69,718,029	66,593,294
Workover expenses	32,516,222	26,601,661
Depletion, depreciation, and amortization	51,954,883	48,505,683
Production tax	24,143,300	24,898,914
Accretion expenses	5,314,697	4,386,524
Exploration and abandonment expenses	1,141,404	2,647,664
General and administrative expenses	16,115,647	17,556,833

Total operating expenses	200,904,182	191,190,573

Income from operations	105,664,553	129,214,640

OTHER INCOME (EXPENSES)
Interest expense	(19,851,257)	(12,473,689)
Realized and unrealized (loss) gain on derivatives	(7,018,407)	6,343,522
Loss on sale of properties	-	(23,756)
Other income	910,858	822,782

Total other (expenses), net	(25,958,806)	(5,331,141)

Income before taxes	79,705,747	123,883,499

Tax expense	384,745	57,680

NET INCOME	$79,321,002	$123,825,819

The Notes to Consolidated Financial Statements are an integral part of these statements.

Sabinal Energy Operating, LLC and Subsidiaries

Consolidated Statements of Members’ Capital

Years Ended December 31, 2024 and 2023

Members’ Capital
BALANCE, at January 1, 2023	$280,264,992
Dividends	(34,980,467)
Share-based compensation	53,631
Net income	123,825,819
BALANCE, at December 31, 2023	369,163,975
Dividends	(24,975,582)
Share-based compensation	5,103
Net income	79,321,002
BALANCE, at December 31, 2024	$423,514,498

The Notes to Consolidated Financial Statements are an integral part of these statements.

Sabinal Energy Operating, LLC and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2024 and 2023

	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$79,321,002	$123,825,819
Adjustments to reconcile net income to net cash provided by operating activities
Loss on disposal of property, plant and equipment	-	23,756
Deferred tax liability	-	(213,155)
Amortization of deferred financing costs	1,582,958	1,606,017
Accretion of asset retirement obligations	5,314,697	4,386,524
Settlement of asset retirement obligations	(1,358,026)	(1,237,611)
Amortization of operating leases in excess of cash paid	509,388	489,082
Share-based compensation	5,103	53,631
Depletion, depreciation, and amortization	51,954,883	48,505,683
Unrealized gain on derivative instruments	(33,838,834)	(70,112,756)
Changes in operating assets and liabilities
Accounts receivable	(864,027)	4,702,017
Prepaid expenses and other current assets	(586,157)	949,653
Accounts payable	(1,830,941)	8,315,014
Accounts payable—related parties	580,367	207,682
Revenue payable	570,206	3,736,641
Accrued expenses	(4,920,466)	(10,233,617)
Lease liabilities	(606,782)	(366,023)

Net cash provided by operating activities	95,833,371	114,638,357

CASH FLOWS FROM INVESTING ACTIVITIES
Development of oil and natural gas properties	(55,999,399)	(45,499,697)

Net cash used in investing activities	(55,999,399)	(45,499,697)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from revolving credit facility	164,000,000	156,900,000
Payments on revolving credit facility	(180,000,000)	(184,900,000)
Debt issuance costs	-	(4,550,974)
Payments on finance leases	(1,056,000)	(989,279)
Dividends	(24,975,582)	(34,980,467)
Net cash used in financing activities	(42,031,582)	(68,520,720)

Net change in cash and cash equivalents	(2,197,610)	617,940
CASH AND CASH EQUIVALENTS, beginning of year	4,979,971	4,362,031

CASH AND CASH EQUIVALENTS, end of year	$2,782,361	$4,979,971

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid for interest	$17,534,281	$18,346,959

SUPPLEMENTAL DISCLOSURES OF NON-CASH ITEMS
Capital expenditures in accounts payable and accrued expenses	$6,980,850	$1,424,446

Finance lease liabilities	$132,515	$514,704

Non cash change in asset retirement obligations	$85,494	$11,037,174

The Notes to Consolidated Financial Statements are an integral part of these statements.

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Organization and Business Operations

Sabinal Energy Operating, LLC and Subsidiaries (the Company), a Delaware limited liability company, was formed on July 11, 2017. The Company’s activities include acquiring and developing large, long-life producing oil and natural gas assets in the Permian Basin in western Texas.

The Company is controlled by Sabinal Energy, LLC, in its capacity as the sole member of the Company (the Member). The Company is a limited liability company (LLC). As an LLC, the amount of loss at risk for each individual member is limited to the amount of capital contributed to the LLC. The term of the Company is to continue until it is dissolved and terminated in accordance with the terms of the Agreement.

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Sabinal Energy Operating, LLC and the accounts of the Company’s two wholly owned subsidiaries: Sabinal Resources, LLC, and Sabinal CBP, LLC (collectively, the Company). All intercompany transactions are eliminated in consolidation.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivables, accounts payables and accrued expenses, derivatives, and revolving credit facility. The carrying amounts of the Company’s financial instruments other than derivatives and long-term debt approximate fair value because of the short-term nature of the items. Derivatives are recorded at fair value. The carrying value of the Company’s debt approximates fair value because the credit facility’s variable interest rate resets frequently and approximates current market rates available to the Company.

Cash and Cash Equivalents

Cash and cash equivalents include cash and all highly liquid investments with maturities, at the date of purchase, of three months or less. At times, the amount of cash and cash equivalents on deposit in financial institutions exceeds federally insured limits. Management monitors the soundness of the financial institutions and believes the Company’s risk is negligible.

Accounts Receivable

Accounts receivable consists of oil and natural gas revenues that are uncollateralized and due under normal trade terms, generally requiring payment within 60 days of sale. The Company adheres to Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) No. 2016-13: Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (ASC 2016-13) and its subsequent amendments (collectively, ASC Topic 326), which requires that financial assets measured at cost be presented at the net amount expected to be collected. Management reviews receivables periodically and reduces the carrying amount by a valuation allowance that reflects management’s best estimate of the amount that may not be collectible. The Company has no allowances for expected credit losses or uncollectable accounts receivable as of December 31, 2024 and 2023.

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Oil and Natural Gas Properties

The Company uses the successful efforts method of accounting for its oil and gas exploration and production activities. Costs incurred by the Company related to the acquisition of oil and gas properties and the cost of drilling development wells and successful exploratory wells are capitalized, while the costs of unsuccessful exploratory wells are expensed when determined to be unsuccessful. Costs incurred to maintain wells and related equipment, lease and well operating costs and other exploration costs, such as geological and geophysical are charged to expense as incurred. Gains and losses arising from sales of properties are generally included as operating income or expense.

The Company records depletion, depreciation, and amortization of capitalized costs of proved oil and natural gas properties using the unit-of-production method. Capitalized costs of proved mineral acquisition interests are depleted over total estimated proved reserves, and capitalized costs to drill and complete wells and related equipment and facilities are depreciated over estimated proved developed reserves.

Capitalized costs are evaluated for impairment in accordance with FASB ASC Topic 360, Accounting for the Impairment or Disposal of Long Lived Assets, whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable.

To determine if a depletable unit is impaired, the carrying value of the depletable unit is compared to the undiscounted future net cash flows by applying management’s estimates of future oil and gas prices to the estimated future production of oil and gas reserves over the economic life of the property and deducting future costs. Future net cash flows are based upon reservoir engineers’ estimates of proved reserves. For a property determined to be impaired, an impairment loss equal to the difference between the carrying value and the estimated fair value of the impaired property will be recognized. Fair value, on a depletable unit basis, is estimated to be the present value of the aforementioned expected future net cash flows. Each part of this calculation is subject to a large degree of judgment, including the determination of the depletable units’ estimated reserves, future net cash flows and fair value. There were no impairments on proved properties recognized for the years ended December 31, 2024 and 2023.

Unproved oil and natural gas properties are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance. Unproved oil and gas leases are generally for a term of three to five years. In most cases, the term of the unproved leases can be extended by option payments to extend the leases, meeting contractual drilling obligations or by producing reserves on the leases. As properties are evaluated through exploration, they will be included in the amortization base. Unproved properties are assessed periodically to determine whether they have been impaired. The prospects and their related costs are evaluated individually. There were no impairments on unproved properties for the years ended December 31, 2024 and 2023.

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Other Property, Plant, and Equipment

The Company records other property, plant, and equipment at cost and depreciates them on a straight-line basis over the individual asset’s estimated useful life, which ranges from 1-10 years, once placed in service. Other property, plant and equipment consisted of the following at December 31, 2024 and 2023:

	Year Ended December 31, 2024	Year Ended December 31, 2023
Other property, plant, and equipment
Gathering lines	$7,224,000	$7,224,000
Buildings	2,577,218	2,577,218
Other property, plant, and equipment	5,571,148	5,571,154
Total	15,372,366	15,372,372
Accumulated depletion, depreciation, and amortization	(13,102,054)	(12,233,567)
Other property, plant, and equipment, net	$2,270,312	$3,138,805

Depreciation expense for property, plant, and equipment amounted to $868,493 and $1,228,650 for the years ended December 31, 2024 and 2023, respectively.

Asset Retirement Obligation

Asset retirement obligations (ARO) consist of future plugging and abandonment expenses on oil and natural gas properties. The Company records the estimated fair value of its ARO when the related wells are acquired or once a new well is placed on production with a corresponding increase in the carrying amount of oil and natural gas. The liability is accreted to its present value each period. Management estimates the fair value of additions to the asset retirement obligation liability using a valuation technique that converts future cash flows to a single discounted amount. Significant inputs to the valuation include: (i) estimated plug and abandonment cost per well based on management’s experience; (ii) estimated remaining life per well; and (iii) the Company’s credit-adjusted risk-free rate. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized.

Revenue Recognition

The Company accounts for revenues under FASB ASC Topic 606, Revenue from Contracts with Customers (ASC Topic 606). The Company recognized revenues from the sales of oil, natural gas and natural gas liquids to its customers and presents them as individual line items on the Company’s consolidated statements of operations. All revenues are recognized in Texas and New Mexico.

The Company enters into contracts with customers to sell its oil, natural gas and natural gas liquid production. Revenue on these contracts is recognized in accordance with the five-step revenue recognition model prescribed in ASC Topic 606. Specifically, revenue is recognized when the Company’s performance obligations under these contracts are satisfied, which generally occurs with the transfer of control of the oil and natural gas to the purchaser. Control is generally considered transferred when the following criteria are met: (i) transfer of physical custody, (ii) transfer of title, (iii) transfer of risk of loss and (iv) relinquishment of any repurchase rights or other similar rights. Given the nature of the products sold, revenue is recognized at a point in time based on the amount of consideration the Company expects to receive in accordance with the price specified in the contract. Consideration under the oil and natural gas marketing contracts is typically received from the purchaser one to two months after production.

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Crude Oil

The Company sells its crude oil production at the wellhead or further downstream at a contractually specified delivery point. Revenue is recognized when control transfers to the customer based on contract terms which reflect prevailing market prices. Any costs incurred prior to the transfer of control, such as gathering and transportation, are recognized as operating expenses. The Company recognized revenues from oil contracts with customers of $303,124,094 and $314,937,390 for the years ended December 31, 2024 and 2023, respectively.

Natural Gas Liquids

The Company sells its natural gas production to customers with processing facilities, where extraction of natural gas liquids (NGL) occurs. Revenue is recognized upon the transfer of control to the customer at the inlet of the processing plant. The Company recognizes revenues based on contract terms which reflect prevailing market prices, with processing fees recognized as a deduction from NGL revenue. The Company recognized revenues from NGL contracts with customers of $3,076,631 and $4,174,472 for the years ended December 31, 2024 and 2023, respectively.

Natural Gas

The Company sells its natural gas production at the wellhead or further downstream at a contractually specified delivery point. In this case, the Company transfers title and risk of loss to the customer at the inlet of the processing plant and receives a portion of the proceeds after the customer has sold the treated product. The Company recognizes revenues when control transfers to the customer, based on the contract terms which reflect prevailing market prices.

The Company’s revenues are derived principally from uncollateralized sales to customers in the oil and natural gas industry; therefore, the Company’s customers may be similarly affected by changes in economic and other conditions within the industry.

The Company presents natural gas processing fees relating to certain processing and marketing agreements as a deduction to revenues within its consolidated statements of operations. The Company recognized revenues from natural gas contracts with customers of $368,010 and $1,293,351 for the years ended December 31, 2024 and 2023, respectively.

The Company does not disclose the value of unsatisfied performance obligations under its contracts with customers as it applies the practical exemption in accordance with ASC 606. The exemption, as described in ASC 606-10-50-14(a), applies to variable consideration that is recognized as control of the product is transferred to the customer.

Contract Balances

Under the Company’s sales contracts, customers are invoiced once performance obligations have been satisfied, at which point, payment is unconditional. Accordingly, the Company’s product sales do not rise to contract assets or liabilities. Accounts receivable attributable to the Company’s revenue contracts with customers was $31,965,266 and $36,669,946 at January 1, 2024 and 2023, respectively.

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Income Taxes

The Company is organized as a limited liability company and is considered a pass through entity for federal income tax purposes. As a result, income or losses are taxable or deductible to the members rather than at the Company level; accordingly, no provision has been made for federal income taxes in the accompanying consolidated financial statements. In certain instances, the Company is subject to state taxes on income arising in or derived from the state tax jurisdictions in which it operates.

The Company first determines whether it is more likely than not that a tax position will be sustained upon examination. If a tax position meets the more likely than not threshold, it is then measured to determine the amount of expense to record in the consolidated financial statements. The tax expense recorded would equal the largest amount of expense related to the outcome that is 50% or greater likely to occur. The Company classifies any potential accrued interest recognized on an underpayment of income taxes as interest expense and classifies any statutory penalties recognized on a tax position taken as operating expense. Management of the Company has not taken a tax position that, if challenged, would be expected to have a material effect on the consolidated financial statements as of December 31, 2024 and 2023.

The Company did not incur any penalties or interest related to its state tax returns during the years ended December 31, 2024 and 2023.

Under the centralized partnership audit rules effective for tax years beginning after 2018, the Internal Revenue Service (IRS) assesses and collects underpayments of tax from the Company instead of from each member. The collection of tax from the Company is only an administrative convenience for the IRS to collect any underpayment of income taxes including interest and penalties. Income taxes on membership income, regardless of who pays the tax or when the tax is paid, is attributed to the members. Any payment made by the Company as a result of an IRS examination will be treated as a distribution from the Company to the members in the consolidated financial statements.

Deferred Tax

The Company uses the asset and liability method for accounting for margin taxes. Under this method, margin tax assets and liabilities are determined based on the differences between the consolidated financial statements carrying value of the assets and liabilities and their respective margin tax bases (temporary differences). Tax assets and liabilities are measured using the margin tax rates expected to be in effect when the temporary differences are likely to reverse. The effect of a change in tax rates on margin tax assets or liabilities is included in earnings in the period in which the change is enacted. The book value of margin tax assets is limited to the amount of tax benefit that is more likely than not to be realized in the future.

In assessing the need for a valuation allowance on the Company’s deferred tax asset, we consider whether or not it is more likely than not that some portion or all of the deferred tax assets will be realized. In making this assessment, we consider the scheduled reversal of deferred tax liabilities, available taxes in carryback periods, tax planning strategies, and projected future margin tax. If the ultimate realization of deferred tax assets is dependent on future book income, assessing the need for, or the sufficiency of, a valuation allowance requires the evaluation of all available evidence, both negative and positive, as to whether it is more likely than not that a deferred tax asset will be realized. The Company has no deferred tax asset valuation allowance as of December 31, 2024 and 2023.

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Deferred Financing Costs

Debt issuance costs consist of fees incurred to secure debt financing and are amortized over the life of the related credit facility using the straight line method. Debt issuance costs, net were $3,825,482 and $5,408,440 at December 31, 2024 and 2023, respectively. Amortization of debt issuance costs totaled $1,582,958 and $1,606,017 for the years ended December 31, 2024 and 2023, respectively, and was recorded in interest expense in the consolidated statements of operations. Debt issuance costs are presented as a long term asset on the consolidated balance sheets.

Commodity Derivative Financial Instruments

The Company’s derivative financial instruments are used to manage commodity price risk attributable to expected oil and gas production. While there is risk the financial benefit of rising oil and gas prices or declining interest rates may not be captured, the Company believes the benefits of stable and predictable cash flows outweigh the potential risks.

The Company accounts for derivative financial instruments using fair value accounting and recognizes gains and losses in earnings during the year in which they occur. Unsettled derivative instruments are recorded in the accompanying consolidated balance sheets as either a current or non-current asset or a liability measured at its fair value. The Company only offsets derivative assets and liabilities for arrangements with the same counterparty when right of offset exists. Derivative assets and liabilities with different counterparties are recorded gross in the consolidated balance sheets. Derivative contract settlements are reflected in operating activities in the accompanying consolidated statements of cash flows.

The Company uses certain pricing models to determine the fair value of its derivative financial instruments. Inputs to the pricing models include publicly available prices and forward price curves generated from a compilation of data gathered from third parties.

Company management validates the data provided by third parties by understanding the pricing models used, obtaining market values from other pricing sources, analyzing pricing data and confirming that those securities trade in active markets. See further disclosure regarding commodity hedging at Note 8.

Leases

The Company accounts for leases in accordance with FASB ASC Topic 842, Leases, (ASC Topic 842), which requires lessees to recognize operating and finance leases with terms greater than 12 months on the consolidated balance sheets. The Company evaluates a contractual arrangement at its inception to determine if it is a lease or contains an identifiable lease component. Certain leases may contain both lease and non-lease components together and accounts for the arrangement as a single lease.

Certain assumptions and judgements are made by the Company when evaluating a contract that meets the definition of a lease under ASC Topic 842, which include those to determine the discount rate and lease term. Unless implicitly defined, the Company determines the present value of the future lease payments using the risk-free rate option. The Company evaluates each contract containing a lease arrangement at inception to determine the length of the lease term when recognizing a right-of-use asset and corresponding lease liability. The Company excludes from the consolidated balance sheets leases with terms that are less than one year.

The Company’s leases generally have remaining terms of one to ten years, and typically include one or more renewal options, with renewal terms that can generally extend the lease term. The exercise of lease renewal options is at the Company’s sole discretion. The Company includes options to renew in the expected term when they are reasonably certain to be exercised. The depreciable life of assets and leasehold improvements are limited by the expected lease term.

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Right of use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the leases. Right of use assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. If a lease does not have a stated or implicit discount rate, the Company will use its incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. Right of use assets are amortized on a straight-line basis over the lease term.

The leases typically contain rent escalations over the lease term. The Company recognizes expense for these leases on a straight-line basis over the lease term. Additionally, tenant incentives used to fund leasehold improvements are recognized when earned and reduce the right of use asset related to the lease. These tenant incentives are amortized as reduction of rent expense over the lease term. The lease agreements do not contain any material residual value guarantees or material restrictive covenants.

The Company has certain non-real estate leases that are accounted for as finance leases under ASC 842, which is similar to the accounting for capital leases under the previous standard.

Note 3. Fair Value Measurements

The Company has determined the fair value of certain assets and liabilities through application of FASB ASC Topic 820, Fair Value Measurements and Disclosures (ASC Topic 820). Under ASC 820, fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure the fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.

ASC Topic 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 inputs) and the lowest priority to unobservable inputs (Level 3 inputs). The three levels of the fair value hierarchy under ASC Topic 820 are described below:

Level 1 inputs:	Unadjusted, quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is defined as a market where transactions for the financial instrument occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 inputs:	Inputs, other than quoted prices in active markets, which are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 inputs:	Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable. Valuation under Level 3 generally involves a significant degree of judgement. Because of the inherent uncertainty of valuation, those estimated values may be materially higher or lower than the values that would have been used had a ready market for the asset or liability existed.

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Valuation techniques utilized to determine fair value are consistently applied. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The Company uses fair value to measure certain assets and liabilities on a recurring basis and on a nonrecurring basis.

The following table presents information about the Company’s assets and liabilities measured at fair value on a recurring basis and the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value as of December 31, 2024 and 2023:

	As of December 31, 2024
	Level 1	Level 2	Level 3	Total
Assets
Commodity hedges, current	$-	$4,678,021	$-	$4,678,021
Commodity hedges, non current	-	7,517,108	-	7,517,108

Total assets	$-	$12,195,129	$-	$12,195,129

Liabilities
Commodity hedges, current	$-	$6,940,209	$-	$6,940,209
Commodity hedges, non current	-	3,250,309	-	3,250,309

Total liabilities	$-	$10,190,518	$-	$10,190,518

Fair Value on a Nonrecurring Basis

Asset Retirement Obligation

The asset retirement obligation estimates are derived from historical costs and management’s expectation of future cost environments and, therefore, the Company has designated these liabilities as Level 3 measurements. The significant inputs to this fair value measurement include estimates of plugging, abandonment and remediation costs, well life, inflation and credit-adjusted risk free rate. See Note 5 for a reconciliation of the beginning and ending balances of the liability for the Company’s asset retirement obligations.

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 4. Revolving Credit Facility

On July 1, 2019, the Company entered into a new revolving credit agreement with a commercial bank for a credit facility of up to $750,000,000. At December 31, 2024 and 2023, the borrowing base under the credit agreement is $290,000,000 and $310,000,000, respectively. The credit agreement was amended in June 2023 with adjustments to certain terms and adjusting the Alternate Base Rate to include SOFR.

The credit agreement provides that the borrowing base under the facility is to be redetermined biannually based on the oil and natural gas reserves of the Company. The first such scheduled redetermination occurred on September 1, 2023, and thereafter shall occur biannually on March 1st and September 1st of each year beginning on March 1, 2024. Borrowings are secured by the Company’s oil and natural gas properties and bear interest at the option of the Company at the Alternate Base Rate, which is the highest of the Prime Rate, the Federal Funds Effective Rate plus 0.50% and the Adjusted term SOFR for a one month tenor in effect on such day plus 1.0%. The Alternate Base Rate advance margins range from 2.00% for outstanding loan balances less than 25% of the borrowing base up to 3.00% for outstanding loan balances greater than 90% of the borrowing base. The SOFR rate advance margins range from 3.00% for outstanding loan balances less than 25% of the borrowing base up to 4.00% for outstanding loan balances greater than 90% of the borrowing base. As of December 31, 2024 and 2023, the Company had $171,000,000 and $187,000,000 drawn on the revolving credit agreement at a weighted average interest rate of 8.049% and 8.956%, respectively. The Company’s revolving credit agreement matures on June 1, 2027.

The Company is subject to certain restrictive financial and non-financial covenants under the Loan. The financial covenants include, a minimum current and consolidated total leverage ratio.

The Company incurred commitment fees of $490,381 and $488,638 associated with the unused portion of the borrowing base under the facility during the years ended December 31, 2024 and 2023, respectively.

Note 5. Asset Retirement Obligations

The following is a summary of the activity for asset retirement obligations for the years ended December 31, 2024 and 2023:

	Year Ended December 31, 2024	Year Ended December 31, 2023
Asset retirement obligations, beginning of year	$92,994,777	$78,808,690
Liabilities incurred/assumed	85,494	283,997
Change in estimate	-	10,753,177
Settlement of asset retirement obligations	(1,358,026)	(1,237,611)
Accretion expense	5,314,697	4,386,524
Asset retirement obligations, end of year	$97,036,942	$92,994,777

Changes in estimates are determined based on several factors, including updating abandonment cost estimates using recent actual costs for abandonment activity, credit-adjusted risk-free discount rates, economic well life estimates and forecast timing of abandoning wells. For the year ended December 31, 2023, the change in estimate was due to updating abandonment cost estimates. Based on the expected timing of payments, the Company recorded $3,004,324 as a current liability in the consolidated balance sheets as of December 31, 2024 and 2023. The Company recorded a long term liability of $94,032,618 and $89,990,453 as a long term liability in the consolidated balance sheets for the years ended December 31, 2024 and 2023, respectively.

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 6. Oil and Gas Properties

Capitalized costs related to the Company’s oil and gas producing activities and the related amount of accumulated depletion, depreciation, and amortization for the years ended December 31, 2024 and 2023:

	Year Ended December 31, 2024	Year Ended December 31, 2023
Oil and natural gas properties
Proved	$983,549,963	$927,936,440
Unproved	38,640,422	31,188,202
Total oil and gas properties	1,022,190,385	959,124,642
Accumulated depletion, depreciation, and amortization	(327,952,519)	(277,952,519)
Oil and natural gas properties, net	$694,237,866	$681,172,123

Depletion, depreciation and amortization expense related to oil and gas properties was $50,000,000 and $46,446,000 for the years ended December 31, 2024 and 2023, respectively.

Note 7. Profits Units

The Company established a Series B Profits Units Award Plan (the “Plan”) to provide economic incentives to certain of its employees for providing services to the Company and its subsidiaries. Distributions are allocated to the Company’s Series A Units and Series B Profit Units according to a waterfall stipulated in the Company’s LLC Agreement. The Company is authorized to issue up to 6,000,000 Profits Units of which none were granted in 2024.

As of December 31, 2024 and 2023, a total of 4,099,295, Series B Profits Units are outstanding.

The Company’s Series B Profit Units are deemed to be a substantive class of equity and are accounted for as shared-based compensation under ASC 718, Share-Based Compensation. The Series B Profit Units are subject to service vesting conditions and vest only to the extent a person issued such Series B Profit Units continues to provide services to or remain employed by the Company through the applicable vesting periods. The Series B Profit Units are divided into two tranches including “Time Vesting Units” and “Exit Vesting Units” representing 70% and 30% of the granted units, respectively. The Time Vesting Units are subject to graded vesting over five years or are accelerated upon a Change of Control or sale of the Company (Exit Event), and the Exit Vesting Units become vested in full upon the earlier of an Exit Event or Qualified Initial Public Offering. In case of termination for any reason other than cause, Series B Profits Units holders’ vested units remain outstanding and eligible for distributions, subject to a repurchase option by the Company at a price equal to fair market value, while the Series B Profits Units holders’ unvested units are forfeited for no consideration. The Company has elected to account for forfeitures as they occur. Compensation expense is recorded as the units are earned over time, with the offset to additional paid-in capital. The Company no incurred shared-based compensation for the year ended December 31, 2024, and $53,631 of shared-based compensation for the year ended December 31, 2023. This expense is presented within general and administrative expenses in the Company’s consolidated statements of operations.

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

The Company uses the Black Scholes option pricing method to estimate the fair value of the Series B Profits Units. The risk-free rate was based on the U.S. Treasury yield curve in effect at the end of each reporting period commensurate with the Series B Profits Units’ estimated time horizon. Expected volatilities are based on historical equity volatilities of comparable companies in the oil and natural gas industry. At December 31, 2024 and 2023, the remaining unamortized incentive compensation was approximately $0 and $5,000, respectively.

Note 8. Commodity Derivative Financial Instruments

The Company uses derivative financial instruments to manage its exposure to commodity price volatility, support the Company’s capital budget and expenditure plans and support the economics associated with acquisitions by stabilizing cash flows.

The Company does not enter into derivative instruments for speculative or trading purposes. The Company accounts for derivatives in accordance with FASB ASC Topic 815, Accounting for Derivative Instruments and Hedging Activity (as amended) (ASC Topic 815). Currently, the Company does not designate its derivative instruments to qualify for hedge accounting. Accordingly, the Company reflects changes in the fair value of its derivative instruments in its consolidated statements of operations as they occur.

Commodity derivative instruments may take the form of collars, swaps or other derivatives indexed to WTI, NYMEX or other commodity price indexes. Volumes hedged through derivative instruments cannot exceed total production volumes due to lending covenants, and are expected to have a reasonable correlation between price movements in the futures market and the spot markets where the Company’s production is sold, and are authorized by the Board of Managers. Derivatives are expected to be realized as related production occurs, but may be terminated earlier if anticipated downward price movement occurs or if the Company believes the potential for such movement has abated.

The Company’s crude oil derivative positions consist of fixed-price swaps, collars, and physical basis swaps. Fixed price swaps are designed so that the Company receives or makes payments based on a differential between fixed and variable prices for crude oil and natural gas. Collars are designed so that the Company pays the counterparty if the market price exceeds the ceiling price and the counterparty pays the Company if the market price is below the floor on a notional volume. Basis swap contracts guarantee a price differential between NYMEX prices for crude oil and natural gas and the Company’s physical pricing points.

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

The periods covered, notional amounts, fixed price and related commodity pricing index of the Company’s outstanding crude oil derivative contracts as of December 31, 2024 and 2023 are set forth in the table below.

2024
Crude Oil
		Average
Period	Volume BBLs	Contract Price	Asset / (Liability)
NYMEX Swaps
07/01/2025 - 12/31/2025	92,000	$70.50	$131,125
01/01/2026 - 12/31/2026	182,500	69.31	488,887
07/01/2025 - 12/31/2025	92,000	67.50	(95,819)
01/01/2025 - 12/31/2025	182,500	71.50	340,375
01/01/2026 - 12/31/2026	182,500	70.30	658,288
01/01/2026 - 12/31/2026	90,500	67.18	15,799
01/01/2025 - 12/31/2025	182,500	70.20	108,543
01/01/2025 - 12/31/2025	90,500	67.70	60,397
01/01/2026 - 12/31/2026	90,500	67.90	77,550
01/01/2026 - 12/31/2026	182,500	70.00	72,877
01/01/2026 - 12/31/2026	182,500	70.45	683,954
01/01/2026 - 12/31/2026	90,500	67.06	5,507
01/01/2026 - 12/31/2026	92,000	70.15	362,092
01/01/2025 - 12/31/2025	182,500	72.50	518,707
01/01/2025 - 12/31/2025	182,500	57.55	(2,147,358)
01/01/2025 - 12/31/2025	90,500	70.35	(22,531)
01/01/2025 - 12/31/2025	90,500	69.55	(93,999)
07/01/2026 - 12/31/2026	92,000	70.53	394,476
	Total NYMEX swaps		1,558,870
Collars
1/1/2025 - 12/1/2025	182,500	55.00-78.15	(128,690)
7/1/2025 - 12/1/2025	92,000	60.00-76.75	8,689
1/1/2026 - 6/1/2026	90,500	60.00-74.90	49,249
1/1/2025 - 12/1/2025	182,500	60.00-83.80	177,533
7/1/2025 - 12/1/2025	92,000	60.00-84.70	160,634
1/1/2025 - 12/1/2025	182,500	60.00-86.75	226,884
1/1/2026 - 12/1/2026	182,500	60.00-79.30	398,411
7/1/2026 - 12/1/2026	92,000	60.00-79.40	237,940
7/1/2026 - 12/1/2026	92,000	60.00-79.39	237,733
7/1/2025 - 12/1/2025	92,000	55.00-75.90	(122,480)
1/1/2025 - 12/1/2025	182,500	57.50-67.54	(1,188,710)
1/1/2025 - 12/1/2025	182,500	57.50-64.50	(830,186)
1/1/2025 - 6/1/2025	90,500	60.00-78.90	(16,239)
7/1/2026 - 12/1/2026	92,000	60.00-76.00	156,680
1/1/2025 - 6/1/2025	90,500	60.00-79.75	(5,880)
1/1/2025 - 6/1/2025	90,500	60.00-78.70	(19,047)
1/1/2027 - 6/1/2027	181,000	62.50-71.25	285,018
	Total oil collars		(372,462)

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Crude Oil
Basis swaps
2/1/2025 - 12/1/2025	334,000	1.10	66,644
2/1/2025 - 12/1/2025	542,000	1.05	106,190
7/1/2025 - 12/1/2025	184,000	1.25	45,096
2/1/2025 - 12/1/2025	334,000	1.21	102,624
7/1/2025 - 12/1/2025	368,000	1.24	101,861
2/1/2025 - 6/1/2025	75,000	1.25	31,049
1/1/2026 - 12/1/2026	547,500	1.25	154,819
1/1/2025 - 12/1/2025	365,000	1.25	104,960
1/1/2025 - 12/1/2025	365,000	1.25	104,960
	Total basis swaps		818,202
	Total open positions		$2,004,610

2023
Crude Oil
		Average
Period	Volume BBLs	Contract Price	Asset / (Liability)
NYMEX Swaps
01/01/2024 - 12/31/2024	274,500	$43.27	$(7,526,880)
01/01/2024 - 12/31/2024	274,500	44.20	(7,277,459)
01/01/2024 - 12/31/2024	183,000	56.00	(2,741,840)
01/01/2024 - 12/31/2024	183,000	56.21	(2,704,292)
01/01/2024 - 12/31/2024	183,000	61.55	(1,749,519)
01/01/2025 - 12/31/2025	182,500	57.55	(1,808,001)
01/01/2024 - 12/31/2024	183,000	63.97	(1,316,831)
01/01/2024 - 12/31/2024	183,000	74.30	530,138
01/01/2025 - 06/30/2025	90,500	70.35	137,042
01/01/2025 - 06/30/2025	90,500	69.55	67,696
07/01/2025 - 12/31/2025	92,000	67.50	30,505
07/01/2025 - 12/31/2025	92,000	70.05	252,446
01/01/2025 - 12/31/2025	182,500	71.50	615,376
01/01/2026 - 12/31/2026	182,500	70.30	876,429
01/01/2026 - 12/31/2026	182,500	70.45	901,724
	Total NYMEX swaps		(21,713,466)

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Collars
01/01/2024 - 12/31/2024	183,000	48.00-52.00	(3,526,684)
01/01/2024 - 12/31/2024	183,000	48.00-53.60	(3,275,138)
01/01/2024 - 12/31/2024	183,000	60.00-65.05	(1,354,535)
01/01/2025 - 12/31/2025	182,500	57.50-64.50	(1,067,186)
01/01/2024 - 12/31/2024	183,000	57.50-72.00	(688,661)
01/01/2024 - 12/31/2024	183,000	57.50-74.05	(517,813)
01/01/2025 - 12/31/2025	182,500	57.50-67.54	(775,535)
01/01/2024 - 12/31/2024	183,000	60.00-86.95	175,396
01/01/2025 - 06/30/2025	90,500	60.00-78.90	57,149
01/01/2025 - 06/30/2025	90,500	60.00-79.75	81,077
01/01/2024 - 12/31/2024	183,000	60.00-87.00	176,260
01/01/2025 - 06/30/2025	90,500	60.00-78.70	51,343
01/01/2025 - 12/31/2025	182,500	55.00-78.15	(120,253)
07/01/2025 - 12/31/2025	92,000	55.00-75.90	(86,607)
07/01/2025 - 12/31/2025	92,000	60.00-76.75	95,718
07/01/2025 - 12/31/2025	9,200	60.00-84.70	299,369
01/01/2025 - 12/31/2025	182,500	60.00-86.75	577,087
01/01/2026 - 12/31/2026	182,500	60.00-79.30	528,092
	Total oil collars		(9,370,921)

Crude Oil
Basis swaps
02/01/2024 - 12/31/2024	502,500	$0.30	$(473,678)
02/01/2024 - 12/31/2024	167,500	0.75	(84,116)
02/01/2024 - 12/31/2024	335,000	1.25	(4,282)
02/01/2024 - 12/31/2024	335,000	1.25	(4,282)
01/01/2025 - 12/31/2025	365,000	1.10	(52,237)
02/01/2024 - 12/31/2024	670,000	1.25	(8,564)
02/01/2024 - 12/31/2024	502,500	1.30	18,170
01/01/2025 - 12/31/2025	635,000	1.05	(121,681)
01/01/2025 - 12/31/2025	365,000	1.21	(13,930)
07/01/2025 - 12/31/2025	368,000	1.24	(5,236)
	Total basis swaps		(749,836)
	Total open positions		$(31,834,223)

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

The following table summarizes the location and fair value amounts of all derivative instruments in the consolidated balance sheets as well as the gross recognized derivative assets and liabilities as of December 31, 2024 and 2023:

Derivatives not designed as hedging contracts under ASC Topic 815	Consolidated Balance Sheet Location	Fair Value
	2024
Commodity derivatives	Derivative assets / (liability) - current	$(2,262,188)
Commodity derivatives	Derivative assets / (liability) - non current	4,266,799
	Total commodity derivatives	$2,004,611

	2023
Commodity derivatives	Derivative assets / (liability) - current	$(32,354,610)
Commodity derivatives	Derivative assets / (liability) - non current	520,387
	Total commodity derivatives	$(31,834,223)

The following table sets forth the cash settlements and non-cash fair value adjustments for derivative instruments not designated as hedges for the years ended December 31, 2024 and 2023, which is presented as realized and unrealized losses on derivative contracts in the accompanying consolidated statements of operations:

Derivatives not designed as hedging contracts under ASC Topic 815	Consolidated Statement of Operations Location	Fair Value
	2024
Realized loss on hedges	Realized and unrealized (loss) gain on derivatives	$40,857,240
Unrealized gain on hedges	Realized and unrealized (loss) gain on derivatives	(33,838,833)
	Total commodity derivatives	$7,018,407

	2023
Realized loss on hedges	Realized and unrealized (loss) gain on derivatives	$63,769,234
Unrealized gain on hedges	Realized and unrealized (loss) gain on derivatives	(70,112,756)
	Total commodity derivatives	$(6,343,522)

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 9. Commitments and Contingencies

Legal Matters

In the ordinary course of business, the Company may at times be subject to claims and legal actions. Management does not believe the impact of such matters will have a material adverse effect on the Company’s financial position or results of operations. The Company had no legal matters requiring specific disclosure or recognition of a liability as of December 31, 2024 and 2023.

Environmental Issues

The Company’s operations are subject to risks normally incidental to the exploration for and the production of oil and gas, including blowouts, fires, and environmental risks such as oil spills or gas leaks that could expose the Company to liabilities associated with these risks.

In the Company’s acquisition of existing or previously drilled well bores, the Company may not be aware of what environmental safeguards were taken at the time such wells were drilled or during such time the wells were operated. The Company maintains comprehensive insurance coverage that it believes is adequate to mitigate the risk of any adverse financial effects associated with these risks.

However, should it be determined that a liability exists with respect to any environmental cleanup or restoration, the liability to cure such a violation could fall upon the Company.

No claim has been made, nor is the Company aware of the assertion of any liability which the Company may have, as it relates to any environmental cleanup, restoration or the violation of any rules or regulations relating thereto. In addition, the Company is subject to extensive regulation at the federal and state levels that may materially affect its operations.

Standby Letters of Credit

As of December 31, 2024 and 2023, the Company had $1,000,000 in letters of credit outstanding. For these letters of credit, the Company incurred interest of $29,228 for the years ended December 31, 2024 and 2023. No amounts have been drawn under the standby letters of credit.

Performance Bonds

The Company has performance bonds with an outside operator and U.S. state and federal entities in the amount of approximately $12,590,000 and $13,250,000 for the years ended December 31, 2024 and 2023, respectively. Should the Company fail to plug and abandon uneconomical wells, the Company would default on the mentioned performance bonds. Until that liability becomes probable, the amount of the performance bonds is not recognized on the Company’s consolidated balance sheets.

Operating Lease Commitments

As disclosed in Note 2, the Company leases office space set to expire on December 31, 2025. The Company is obligated to pay executory costs (real estate taxes, insurance, and repairs) on certain leases based on lessors’ estimates. Due to this variability, the cash flows associated with these costs are not included in the minimum lease payments used in determining the right-of-use asset and associated lease liability. Lease expense totaled $1,047,636 and $1,081,887 for the years ended December 31, 2024 and 2023, respectively.

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Operating lease assets and liabilities as of December 31, 2024 and are presented in the table below.

	2024	2023
Right-of-use assets Lease assets	$1,759,403	$1,759,403
Total right-of-use asset	$1,759,403	$1,759,403
Current liabilities Current lease liabilities	$827,920	$719,708
Long-term liabilities Operating lease liabilities	(209,567)	770,543
Total lease liabilties	$618,353	$1,490,251

At December 31, 2024, the remaining lease term is 1 year and the risk-free rate is 5%.

Total future minimum lease payments under ASC 842 for operating leases as of December 31, 2024 are approximated as follows:

Year Ending December 31, 2025
$770,543
Total minimum lease payments	770,543
Less current portion of capital lease obligations	770,543
Capital lease obligations, net of current portion	$-

Finance Leases

Certain equipment has been leased under terms which constitute a finance lease in accordance with ASC 842 (previously disclosed as a capital lease under ASC 840). The assets are amortized using the straight-line method over the term of the lease and interest expense is recognized using the effective interest method based on outstanding lease obligations. The cost of the assets capitalized under the lease agreement is as follows for the years ended December 31 2024 and 2023:

	2024	2023
Vehicles	$4,308,612	$3,385,126
Accumulated depreciation	(3,166,736)	(1,438,356)
Vehicles under finance leases	$1,141,876	$1,946,770

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 10. Related Parties

Management Services Agreement (MSA)

The Company pays management fees to the Member, which are included in general and administrative expenses. Management fees incurred were $13,129,064 and $13,469,582 for the years ended December 31, 2024 and 2023, respectively.

The Company had related party payables of $6,394,184 and $5,813,817 as of December 31, 2024 and 2023, respectively to the Member.

Note 11. Significant Concentrations

As of December 31, 2024 and 2023, substantially all of the Company’s operations and business efforts were related to the oil and gas industry. This concentration may impact the Company’s business risk, either positively or negatively, in that commodity prices, future customers and suppliers may be similarly affected by changes in economic, political or other conditions related to the industry.

The Company regularly maintains cash in bank deposit accounts, which at times, may exceed federally insured limits. The Company has not experienced any losses with respect to the related risks to cash and cash equivalents and does not believe its exposure to such risk is more than nominal.

The Company had revenues from three purchasers which accounted for 83% and 84% of the 2024 and 2023 oil and gas revenues. Amounts due from these customers at December 31, 2024 and 2023, amounted to 85% and 63%, respectively, of the Company’s accounts receivable. The Company’s three main purchasers have investment-grade credit ratings. This concentration of customers may impact the Company’s overall business risk, either positively or negatively, in that these entities may be similarly affected by changes in economic or other conditions. The Company believes this risk is mitigated by the size, reputation and nature of its purchasers.

Major vendors are defined as those individually comprising more than 10% of the Company’s accounts payable. During years ended December 31, 2024 and 2023, the Company had no major vendor which accounted for 10% of total purchases

Note 12. Subsequent Events

On July 10, 2025, the Company entered into an agreement with Mach Natural Resources (Mach) for the sale of its oil and gas properties in the Permian Basin for cash considerations of $200 million and 20.60 million shares of Company common stock. Upon signing, Mach paid $37.5 million as a deposit into third-party escrow accounts. The transaction is structured as the acquisition by Mach of 100% of the interest in Sabinal Energy Operating, LLC. Closing of the transaction is expected to occur in September 2025, subject to completion of various customary conditions.

The Company has evaluated subsequent events from December 31, 2024 through March 6, 2025, except for subsequent events described in Note 12 and unaudited supplemental information described in Note 13, as to which the date is September 19, 2025, the date these consolidated financial statements were available for issuance and there were no other items to disclose.

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 13. Supplementaly Oil and Gas Information (unaudited)

Net Proved Oil, NGL and Natural Gas Reserves

For the year ended December 31, 2024, Sabinal Energy Operating, LLC utilized Netherland, Sewell & Associates, Inc. in the preparation of its oil and gas reserves. In accordance with Securities and Exchange Commission (SEC) regulations, the reserves as of December 31, 2024 were estimated using realized prices, which reflect adjustments to the benchmark prices for quality, certain transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the delivery point. The reserves of Sabinal Energy are reported in three streams; crude oil, natural gas and NGLs.

The SEC has defined proved reserves as the estimated quantities of crude oil, natural gas, and NGLs that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. The process of estimating crude oil, natural gas and NGLs reserves is complex, requiring significant decisions in the evaluation of available geological, geophysical, engineering and economic data. The data for a given property may also change substantially over time as a result of numerous factors, including additional development activity, evolving production history and a continual reassessment of the viability of production under changing economic conditions. As a result, material revisions to existing reserve estimates may occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variances in available data for various properties increase the likelihood of significant changes in these estimates. If such changes are material, they could significantly affect future amortization of capitalized costs and result in impairment of assets that may be material.

The following tables provide an analysis of the changes in estimated proved reserve quantities of crude oil, natural gas and NGLs for the year ended December 31, 2024, all of which are located within the United States:

	Year ended December 31, 2024
	Oils	Natural Gas	NGLs	Total
	(BBL)	(MCF)	(BBL)	BOE
Proved reserves as of December 31, 2023	56,363,200	11,304,500	2,833,500	61,080,783
Revisions of previous estimates	3,140,095	(2,426,350)	(229,586)	2,506,117
Extensions, discoveries, and other additions	-	-	-	-
Purchase of minerals in place	-	-	-	-
Sale of minerals in place	-	-	-	-
Production	(4,068,995)	(805,750)	(154,214)	(4,357,501)
Proved reserves as of December 31, 2024	55,434,300	8,072,400	2,449,700	59,229,399

Proved developed reserves
Beginning of year	49,778,045	8,312,335	2,020,331	53,183,765
End of year	47,339,568	6,292,526	1,887,259	50,275,581

Proved undeveloped reserves
Beginning of year	6,585,155	2,992,165	813,169	7,897,018
End of year	8,094,732	1,779,874	562,441	8,953,819

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

For the year ended December 31, 2024, there were no extensions, discoveries, acquisitions or divestitures. There were 13 PUDS converted to PDP during the year resulting in a gain of 2,506,117 Boe.

Standardized measure of discounted future net cash flows relating to proved crude oil and natural gas reserves

The standardized measure of discounted future net cash flows does not purport to be, nor should it be interpreted to present, the fair value of the oil, NGL and natural gas reserves of the property. An estimate of fair value would take into account, among other things, the recovery of reserves not presently classified as proved, the value of proved properties and consideration of expected future economic and operating conditions.

The estimates of future cash flows and future production and development costs as of December 31, 2024 are based on realized prices, which reflect adjustments to the benchmark prices for quality, certain transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the delivery point. All realized prices are held flat over the forecast period for all reserve categories in calculating the discounted future net cash flows. In accordance with SEC regulations, the proved reserves were anticipated to be economically producible from the "as of date" forward based on existing economic conditions, including prices and costs at which economic producibility from a reservoir was determined. These costs, held flat over the forecast period, include development costs, operating costs, ad valorem and production taxes and abandonment costs after salvage. The estimated future net cash flows are then discounted at a rate of 10%.

The following table presents the standardized measure of discounted future net cash flows relating to proved oil, NGL and natural gas reserves for the periods presented (in thousands):

December 31, 2024

Future cash inflows	$4,181,606
Future production costs	(1,843,048)
Future development and abandonment costs	(385,673)
Future income tax expense	(21,285)
Future net cash inflows	1,931,600
10% Annual discount for estimated timing of cash flows	(958,286)
Standardized measure of discounted future net cash flows	$973,314

Sabinal Energy Operating, LLC and Subsidiaries

Notes to Consolidated Financial Statements

The following table presents the changes in the standardized measure of discounted future net cash flows relating to proved oil, NGL and natural gas reserves for the periods presented (in thousands):

December 31, 2024

Standardized measure of discounted future cash flows at January 1	$1,064,515
Net change in prices and production costs	(8,844)
Changes in estimated future development and abandonment costs	(506)
Sales of crude oil and natural gas produced, net of production costs	(180,312)
Revisions of previous quantity estimates	49,015
Development costs incurred during the period	23,213
Change in Income Taxes	1,109
Accretion of discount	107,622
Change in timing of estimated future production and other	(82,498)

Net change	(91,201)

Standardized measure of discounted future cash flows at December 31	$973,314

Price and cost revisions are primarily the net result of changes in prices, based on beginning of the year reserve estimates. Future development costs revisions are primarily the result of the extended economic life of proved reserves and proved undeveloped reserve additions attributable to increased development activity.

Average oil prices used in the estimation of proved reserves and calculation of the standardized measure were $74.47, average realized gas prices was $0.95, and average NGL price was $18.74 for the year ended December 31, 2024. The Company used 12-month average oil, gas, and NGL prices, based on the first-day-of-the-month price for each month in the period.